EXHIBIT 7.1

Computation of ratio of earnings to fixed charges
(thousands of pesos)

	Year ended December 31
	2002	2001	2000	1999	1998
Mexican GAAP
Fixed charges:
Interest capitalized in fixed assets	5,259,078	3,779,541	3,913,180	5,119,428	3,329,393
Interest in the specific reserve for exploration and depletion	48,132	86,553	814,739	864,553	803,361
Interest expense	19,610,439	15,832,884	15,618,066	9,846,918	6,568,022

Total interest cost	24,917,649	19,698,978	20,345,985	15,830,899	10,700,776

Total Fixed Charges	24,917,649	19,698,978	20,345,985	15,830,899	10,700,776

Earnings after IEPS taxes and Hydrocarbon
Extraction duties	(30,492,113)	(34,090,587)	(19,710,392)	(21,156,771)	(11,587,990)
Fixed Charges:
Interest cost net of amounts capitalized	19,610,439	15,832,884	15,618,066	9,846,918	6,568,022

Total Fixed Charges (Net of amounts capitalized)	19,610,439	15,832,884	15,618,066	9,846,918	6,568,022

Earnings after taxes and duties plus fixed charges (net of amounts capitalized)	(10,881,674)	(18,257,703)	(4,092,326)	(11,309,853)	(5,019,968)

Ratio of earnings to fixed charges	(0.44)	(0.93)	(0.20)	(0.71)	(0.47)

*
This figures not included Rental expense

Computation of ratio of earnings to fixed charges
(thousands of pesos)

	Year ended December 31
	2002	2001	2000	1999	1998
U.S. GAAP
Fixed Charges:
Interest capitalized in fixed assets	5,722,573	5,112,410	4,273,611	5,713,187	4,412,094
Interest expense	19,195,076	14,586,568	16,072,374	10,117,712	6,288,682

Total interest cost	24,917,649	19,698,978	20,345,985	15,830,899	10,700,776

Total Fixed Charges	24,917,649	19,698,978	20,345,985	15,830,899	10,700,776

Income Earnings after taxes and duties	(32,799,899)	(25,444,111)	(16,696,716)	(15,370,295)	(27,364,258)
Fixed Charges:
Interest cost net of amounts Capitalized	19,195,076	14,586,568	16,072,374	10,117,712	6,288,682

Total Fixed Charges (Net of amounts capitalized)	19,195,076	14,586,568	16,072,374	10,117,712	6,288,682

Earnings after taxes and duties plus fixed charges (net of amounts capitalized)	(13,604,823)	(10,857,543)	(624,342)	(5,252,583)	(21,075,576)

Ratio of earnings to fixed charges	(0.55)	(0.55)	(0.03)	(0.33)	(1.97)

*
This figures not included Rental expense